EXHIBIT 99.1

FNB United Corp. Announces Fourth Quarter Results

Reports $29.6 Million Net Loss

ASHEBORO, N.C., March 14, 2011 (GLOBE NEWSWIRE) -- FNB United Corp. (Nasdaq:FNBN), the holding company for CommunityONE Bank, N.A., and its wholly owned subsidiary, Dover Mortgage Company, today reported financial results for the fourth quarter of 2010. During the quarter, FNB United reported a net operating loss of $29.6 million, due largely to its recognition of provisions for loan losses of $22.4 million in the quarter. Adjusting for dividends payable to the U.S. Treasury on the preferred stock issued in the Capital Purchase Program, the fourth quarter 2010 loss attributable to common shareholders was $30.4 million, or $2.67 per diluted share. During the fourth quarter of 2009, FNB United recognized a provision for loan losses of $24.7 million and incurred a net loss of $28.9 million, or $2.53 per diluted share.

"We continue to expend considerable effort toward the management of non-performing assets," said R. Larry Campbell, Interim President and CEO. "Since the end of 2009 we have seen non-performing assets increase to $393.7 million at December 31, 2010. Because of these levels, we have been aggressively making provisions for loan loss reserves as well as charging off loans deemed to be uncollectible. Our allowance for loan losses as a percentage of loans held for investment is now 5.84% compared to 3.16% a year ago. We expect these levels to begin declining over the coming months as the economy improves and we aggressively work out of these credits." Mr. Campbell continued, "During this time we have also maintained high levels of liquidity. This has allowed us to manage our other borrowed money to lower levels."

During 2010, FNB United recognized provisions for loan losses totaling $115.2 million. The company also recognized net gains of $10.6 million from the sale of investment securities. As a result, FNB United reported a net operating loss of $112.9 million for the year ended December 31, 2010. Adjusting for dividends payable to the U.S. Treasury on the preferred stock issued in the Capital Purchase Program, the resulting 2010 loss attributable to common shareholders was $116.2 million, or $10.17 per diluted share.

In 2009, FNB United recognized provisions for loan losses totaling $61.7 million, charged off goodwill of $52.4 million, established a valuation reserve of $22.3 million for deferred tax assets, and recorded a $5.0 million Other Than Temporary Impairment (OTTI) write-down on a specific investment security. As a result, FNB United reported a net operating loss of $101.7 million, while losses attributable to common shareholders, taking into account preferred dividends, were $104.6 million, or $9.16 per diluted share.

Regulatory Actions

CommunityONE Bank consented to the issuance of a Consent Order by the Office of the Comptroller of the Currency on July 22, 2010, which mandates specific actions by the Bank to address certain findings from the OCC's examination and the Bank's current financial condition. The Consent Order contains various requirements, including a capital directive, more controls on future extensions of credit, and the Bank's development of various programs and procedures to improve its asset quality. The capital directive requires the Bank to achieve and maintain minimum regulatory capital levels in excess of the statutory minimums to be well-capitalized. In connection with the Consent Order, the Bank has developed a three-year strategic plan that establishes specific objectives, as outlined in the Consent Order, and is awaiting OCC approval of the plan.

In addition, on October 21, 2010, FNB United Corp. entered into a written agreement with the Federal Reserve Bank of Richmond. Pursuant to the agreement, FNB United's board of directors agreed to take appropriate steps to utilize fully FNB United's financial and managerial resources to serve as a source of strength to CommunityONE Bank, including causing the Bank to comply with the Consent Order issued by the OCC.

Campbell stated, "We have submitted a strategic capital plan that is designed to restore the capital levels at both the holding company and the bank. Further, FNB United is actively working with financial advisors, third party advisors and a team of management consultants to achieve this objective. We are regularly communicating with the OCC and Federal Reserve Bank on the plans and actions being taken to comply with capital ratios in the agreements."

Asset Quality and Provision for Loan Losses

Nonperforming loans increased during the fourth quarter to $329.9 million, or 25.30% of total loans, at December 31, 2010 compared to $174.4 million, or 11.16 % of total loans, at December 31, 2009. Construction and development loans were 41.82% of nonperforming loans at December 31, 2010. Nonperforming loans were $291.9 million at the end of the preceding quarter.

Provisions for loan losses were $22.4 million for the quarter ended December 31, 2010, compared to $24.7 million in the same period in 2009, with total net charge-offs of $12.3 million in the fourth quarter of 2010 versus $17.5 million for the same period a year ago. For the year ended December 31, 2010, provision for loan losses totaled $115.2 million compared to $61.7 million for the prior-year period, with 2010 net charges-offs of $88.5 million, increasing from $47.0 million for 2009. FNB United's real estate owned and repossessed loan collateral was $63.8 million at December 31, 2010, compared to $48.9 million at September 30, 2010, and $35.2 million at December 31, 2009.

Nonperforming assets were $393.7 million, or 20.5% of total assets at December 31, 2010, compared to $340.9 million, or 17.0% at the end of the preceding quarter, and $209.7 million, or 10.0% a year ago. Nonperforming assets include all nonaccrual loans, all loans over 90 days delinquent and still accruing, other real estate owned, and other repossessed loan collateral. The total allowance for loan losses was $76.2 million at December 31, 2010, equal to 5.84% of loans held for investment, compared to 4.66% at September 30, 2010 and 3.16% at December 31, 2009.

Loans that were delinquent 30-89 days totaled $78.1 million, or 5.99% of total loans at December 31, 2010, compared to $121.3 million, or 8.54% of total loans at September 30, 2010, and $40.1 million, or 2.57% of total loans at December 31, 2009. The Bank had loans 90 days or more past due and still accruing, totaling $4.8 million at December 31, 2010, $997,000 at September 30, 2010 and $6.9 million at December 31, 2009.

During the past year, the Bank has increased staff and engaged third-party contractors in its special assets division to manage impaired loans and real estate owned, all of whom are experienced in loan restorations and resolutions and well equipped to resolve credit problems through forbearance, restructuring and modification agreements as well as note sales. FNB United believes adding resources in this way will help stabilize the increase in nonperforming assets and provide additional options for resolution.

Net Interest Margin

Fourth quarter 2010 net interest income before the provision for loan losses was $10.9 million, compared to $11.6 million in the preceding quarter and $16.4 million in the fourth quarter 2009. FNB United's net interest margin was 2.39% for the fourth quarter of 2010 compared to 2.55% in the immediate prior quarter and 3.31% in the fourth quarter a year ago. The reduction in the net interest margin in the fourth quarter 2010 of 16 basis points was primarily attributable to a reduction of 56 basis points in the average yield on investment securities and a reduction of 6 basis points in the average yield on loans. The net decline of 36 basis points in the yield on interest earning assets was offset by a reduction of 17 basis points in interest bearing liabilities. For the year 2010, net interest income before the provision for loan losses was $52.2 million, compared to $62.2 million for 2009.

Noninterest Income

Total noninterest income was $12.9 million for the fourth quarter 2010, compared to $6.5 million in the previous quarter and $5.4 million in the fourth quarter a year ago. The increase from the prior quarter was primarily attributable to gains from the sale of investment securities taken in the fourth quarter to augment capital ratios. As an offset to these gains, service charges on deposit accounts declined 28% due to reduced economic activity as well as the new "Opt-In" Regulation E changes that became effective for new and existing deposit customers this past year. In addition, mortgage loan income declined 55% primarily due to reduced production sold into the secondary market caused by the continued effects of the recession on the housing sector. Noninterest income was $31.0 million for 2010 compared to $21.8 million for 2009. In 2009, the Bank incurred a $5.0 million other-than-temporary-impairment (OTTI) charge on an investment security.

Noninterest Expense

Total noninterest expense was $27.4 million in the fourth quarter of 2010, compared to $17.1 million in the preceding quarter and $16.2 million in the fourth quarter a year ago. The increase of $10.5 million in total noninterest expense from the third to the fourth quarters 2010 is primarily due to an increase of $5.4 million in other real estate owned expenses, a $1.5 million increase in FDIC assessments and a $3.0 million write-down in the value of mortgage servicing rights.

For 2010, total noninterest expense decreased to $79.6 million, compared to $119.9 million in 2009. Net of the $52.4 million goodwill impairment charge in 2009, other real estate owned expenses, and the $3.0 million write-down in the value of mortgage servicing rights, noninterest expenses declined $575,000, or 0.9%.

Loans Held for Investment

Loans held for investment were $1.30 billion at year-end 2010, compared to $1.56 billion a year earlier. Commercial loans decreased $232 million and residential loans decreased $23.1 million at December 31, 2010, compared to a year ago. Assets decreased 8.6% to $1.92 billion at December 31, 2010, compared to $2.10 billion a year earlier.

Deposits

Total deposits decreased 1.5% to $1.70 billion at December 31, 2010, compared to $1.72 billion twelve months earlier. Total certificates of deposit decreased 1.4% to $962 million, from $975 million a year ago while all other deposits decreased 1.6% to $735 million at year-end 2010, compared to $747 million a year earlier.

Brokered certificates of deposits were $140.2 million at December 31, 2010, which was 8.3% of total deposits. As a result of the Consent Order described above, the Bank can no longer renew, roll-over or increase the amount of brokered deposits above the amount outstanding at the date of the Consent Order without obtaining a waiver from the OCC, which may or may not be granted.

Capital Levels and Shareholders' Equity

Shareholders' equity was $(9.9) million at December 31, 2010, compared to $98.4 million a year earlier. Shareholders' equity includes the receipt of $51.5 million as a participant in the U.S. Treasury Department's Capital Purchase Program. Book value per common share was $(6.15) at year-end 2010 compared to $4.05 a year earlier, and tangible book value per common share was $(6.51) at year-end 2010, compared to $3.61 a year earlier. At December 31, 2010, the Bank is significantly undercapitalized.

Deposit Insurance

The Bank's customer deposits are fully insured by the FDIC to the maximum extent allowed by law. The standard deposit insurance amount is $250,000 per depositor for each account ownership category. In addition, all funds in a "noninterest-bearing transaction account" are insured in full by the FDIC through December 31, 2012. This temporary unlimited coverage is in addition to, and separate from, the $250,000 coverage available to depositors under the FDIC's general deposit insurance rules.

About the Company

FNB United Corp. is the Asheboro, North Carolina-based bank holding company for CommunityONE Bank, N.A., and the bank's subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE Bank (MyYesBank.com) operates 45 offices in 38 communities throughout central, southern and western North Carolina. Through these subsidiaries, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," or "will." These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United's filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RESULTS OF OPERATIONS (Unaudited)
(Dollars in thousands except share and per share data)	Quarter Ended			Percent Change From
	December 31, 2010	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009
Interest Income
Interest and fees on loans	$ 15,030	$ 16,235	$ 20,265	-7.4%	-25.4%
Interest and dividends on investments securities:
Taxable income	2,428	2,603	4,392	-6.7%	-44.7%
Non-taxable income	335	385	500	-13.0%	-33.0%
Other interest income	158	153	117	3.3%	35.0%
Total interest income	17,951	19,376	25,274	-7.4%	-28.7%
Interest Expense
Deposits	5,778	6,515	7,042	-11.3%	-17.9%
Borrowed funds	1,240	1,303	1,831	-4.8%	-32.3%
Total interest expense	7,018	7,818	8,873	-10.2%	-20.9%
Net Interest Income before Provision for Loan Losses	10,933	11,558	16,401	-5.4%	-32.9%
Provision for loan losses	22,437	55,892	24,657	-59.9%	-9.1%
Net Interest Loss After Provision for Loan Losses	(11,504)	(44,334)	(8,256)	74.1%	-37.1%
Noninterest Income
Service charges on deposit accounts	1,667	1,771	2,316	-5.9%	-28.0%
Mortgage loan income	529	2,590	1,185	-79.6%	-55.4%
Cardholder and merchant services income	763	767	660	-0.5%	15.6%
Trust and investment services	514	436	500	17.9%	2.8%
Bank-owned life insurance	245	244	236	0.4%	3.8%
Other service charges, commissions and fees	195	239	268	-18.4%	-26.4%
Security gains	8,820	331	372	NM	NM
Fair value swap gains	111	68	66	63.2%	68.2%
Other income	39	95	(182)	-58.9%	-68.8%
Total noninterest income	12,883	6,541	5,421	97.0%	125.0%
Noninterest Expense
Personnel expense	7,518	7,389	7,903	1.7%	-3.4%
Net occupancy expense	1,236	1,257	1,349	-1.7%	-8.4%
Furniture, equipment and data processing expense	1,726	1,799	1,796	-4.1%	-3.9%
Professional fees	1,047	1,466	350	-28.6%	199.1%
Stationery, printing and supplies	145	121	166	19.8%	-12.7%
Advertising and marketing	416	348	519	19.5%	-19.8%
Other real estate owned	6,699	1,345	1,440	398.1%	365.2%
Credit/debit card expense	389	416	416	-6.5%	-6.5%
FDIC assessment	2,926	1,396	730	109.6%	300.8%
Other expense	5,273	1,590	1,488	231.6%	189.9%
Total noninterest expense	27,375	17,127	16,157	59.8%	67.2%
Loss Before Income Taxes	(25,996)	(54,920)	(18,992)	52.7%	-36.6%
Income taxes benefit	3,575	(74)	9,043	NM	-60.3%
Net Loss	(29,571)	(54,846)	(28,035)	46.1%	-5.5%
Preferred stock dividends	(828)	(825)	(818)	-0.4%	-1.2%
Net Loss to Common Shareholders'	$ (30,399)	$ (55,671)	$ (28,853)	45.4%	-5.4%

Loss per common share:
Basic	$ (2.67)	$ (4.87)	$ (2.53)	45.2%	-5.7%
Diluted	$ (2.67)	$ (4.87)	$ (2.53)	45.2%	-5.7%
Cash dividends declared per common share	$ --	$ --	$ --	0.0%	0.0%
Weighted average shares outstanding:
Basic	11,423,758	11,423,657	11,423,058
Diluted	11,423,758	11,423,657	11,423,058

NM = Not Meaningful

RESULTS OF OPERATIONS (Unaudited)
(Dollars in thousands except share and per share data)	Year-to-Date		Percent
	December 31, 2010	December 31, 2009	Change
Interest Income
Interest and fees on loans	$ 68,807	$ 84,261	-18.3%
Interest and dividends on investments securities:
Taxable income	11,976	16,256	-26.3%
Non-taxable income	1,551	2,256	-31.3%
Other interest income	503	398	26.4%
Total interest income	82,837	103,171	-19.7%
Interest Expense
Deposits	24,911	32,490	-23.3%
Borrowed funds	5,724	8,485	-32.5%
Total interest expense	30,635	40,975	-25.2%
Net Interest Income Before Provision for Loan Losses	52,202	62,196	-16.1%
Provision for loan losses	115,248	61,741	86.7%
Net Interest (Loss)/Income After Provision for Loan Losses	(63,046)	455	NM
Noninterest Income
Service charges on deposit accounts	7,358	8,956	-17.8%
Mortgage loan income	5,510	9,888	-44.3%
Cardholder and merchant services income	3,000	2,514	19.3%
Trust and investment services	1,946	1,741	11.8%
Bank owned life insurance	988	1,068	-7.5%
Other service charges, commissions and fees	1,030	1,158	-11.1%
Security gains	10,647	989	976.5%
Fair value swap gains	273	66	313.6%
Total other than temporary impairment loss	--	(4,985)	100.0%
Portion of loss recognized in other comprehensive income	--	--	0.0%
Net impairment loss recognized in earnings	--	(4,985)	100.0%
Other income	235	358	-34.4%
Total noninterest income	30,987	21,753	42.4%
Noninterest Expense
Personnel expense	30,360	32,932	-7.8%
Net occupancy expense	5,031	5,522	-8.9%
Furniture, equipment and data processing expense	7,056	7,121	-0.9%
Professional fees	3,908	2,070	88.8%
Stationery, printing and supplies	526	703	-25.2%
Advertising and marketing	1,634	2,056	-20.5%
Other real estate owned	13,131	3,472	278.2%
Credit/debit card expense	1,715	1,672	2.6%
FDIC assessment	5,856	4,170	40.4%
Goodwill impairment	--	52,395	-100.0%
Other expense	10,384	7,799	33.1%
Total noninterest expense	79,601	119,912	-33.6%
Loss Before Income Taxes	(111,660)	(97,704)	-14.3%
Income taxes benefit	1,259	3,992	-68.5%
Net Loss	(112,919)	(101,696)	-11.0%
Preferred stock dividends	(3,294)	(2,871)	-14.7%
Net Loss to Common Shareholders'	$ (116,213)	$ (104,567)	-11.1%

Loss per common share:
Basic	$ (10.17)	$ (9.16)	-11.1%
Diluted	$ (10.17)	$ (9.16)	-11.1%

Cash dividends declared per common share	$ --	$ 0.05	-100.0%

Weighted average shares outstanding:
Basic	11,423,967	11,416,977
Diluted	11,423,967	11,416,977

NM = Not Meaningful

FINANCIAL CONDITION (Unaudited)
(Dollars in thousands except share and per share data)
	As of			Percent Change From
	December 31, 2010	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009
ASSETS
Cash and due from banks	$ 21,051	$ 20,876	$ 27,600	0.8%	-23.7%
Interest-bearing bank balances	139,543	125,378	98	11.3%	NM
Securities available-for-sale	305,331	284,077	237,630	7.5%	28.5%
Securities held-to-maturity	--	--	88,559	0.0%	-100.0%
Loans held for sale	37,079	41,133	58,219	-9.9%	-36.3%
Loans held for investment	1,303,975	1,418,587	1,563,021	-8.1%	-16.6%
Less: Allowance for loan losses	(76,180)	(66,065)	(49,461)	-15.3%	-54.0%
Net loans held for investment	1,227,795	1,352,522	1,513,560	-9.2%	-18.9%
Premises and equipment, net	45,098	45,945	48,115	-1.8%	-6.3%
Other real estate owned	63,627	48,770	35,170	30.5%	80.9%
Core deposit premiums	4,173	4,372	4,968	-4.6%	-16.0%
Bank-owned life insurance	31,968	31,700	30,883	0.8%	3.5%
Other assets	45,612	55,467	56,494	-17.8%	-19.3%
Total Assets	$ 1,921,277	$ 2,010,240	$ 2,101,296	-4.4%	-8.6%
LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$ 148,933	$ 153,916	$ 152,522	-3.2%	-2.4%
Interest-bearing deposits:
Demand, savings, and money market deposits	585,815	580,002	594,377	1.0%	-1.4%
Time deposits of $100,000 or more	544,732	585,906	503,393	-7.0%	27.9%
Other time deposits	416,910	448,982	471,836	-7.1%	-24.1%
Total deposits	1,696,390	1,768,806	1,722,128	-4.1%	-1.5%
Retail repurchase agreements	9,628	12,441	13,592	-22.6%	-29.2%
Federal Home Loan Bank advances	144,485	120,214	166,165	20.2%	-13.0%
Federal funds purchased	--	--	10,000	0.0%	-100.0%
Subordinated debt	7,500	15,000	15,000	-50.0%	-50.0%
Junior subordinated debentures	56,702	56,702	56,702	0.0%	0.0%
Other liabilities	16,501	18,512	19,350	-10.9%	-14.7%
Total liabilities	1,931,206	1,991,675	2,002,937	-3.0%	-3.6%
SHAREHOLDERS' EQUITY
Series A preferred stock	48,924	48,739	48,205	0.4%	1.5%
Preferred stock	7,500	--	--	NM	NM
Common stock warrants	3,891	3,891	3,891	0.0%	0.0%
Common stock	28,561	28,561	28,566	0.0%	0.0%
Surplus	115,073	115,066	115,039	0.0%	0.0%
Retained earnings/(accumulated deficit)	(210,187)	(180,432)	(96,234)	-16.5%	-118.4%
Accumulated other comprehensive income/(loss )	(3,691)	2,740	(1,108)	-234.7%	-233.1%
Total shareholders' equity	(9,929)	18,565	98,359	-153.5%	-110.1%
Total Liabilities and Shareholders' Equity	$ 1,921,277	$ 2,010,240	$ 2,101,296	-4.4%	-8.6%
Shares outstanding at end of period	11,424,390	11,424,390	11,426,413	0.0%	0.0%
Book value per common share (1)	$ (6.15)	$ (2.98)	$ 4.05	-106.2%	-251.9%
Tangible book value per common share (1)(2)	$ (6.51)	$ (3.36)	$ 3.61	-93.6%	-280.2%

NM = Not Meaningful

(1) - Calculation is based on number of shares outstanding at the end of the period rather than weighted average shares outstanding and does not include preferred stock or stock warrants.
(2) - Calculation excludes goodwill and core deposit premiums.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(Rates / Ratios Annualized)
	For the Quarters Ended
OPERATING PERFORMANCE:	December 31, 2010	September 30, 2010	December 31, 2009
Average securities	$ 296,851	$ 282,473	$ 348,158
Average loans held for sale	38,346	28,291	53,308
Average loans	1,390,964	1,496,579	1,572,089
Average other interest-earning assets	126,181	29,377	27,180
Average noninterest-earning assets	123,476	215,783	136,859
Total average assets	$ 1,975,818	$ 2,052,503	$ 2,137,594

Average interest-bearing deposits	$ 1,573,659	$ 1,603,328	$ 1,574,069
Average noninterest bearing deposits	157,961	159,004	152,977
Average borrowings	217,214	204,899	275,625
Average noninterest-earning liabilities	16,194	16,984	7,609
Total average liabilities	1,965,028	1,984,215	2,010,280
Total average shareholders' equity	10,790	68,288	127,314
Total average liabilities and shareholders' equity	$ 1,975,818	$ 2,052,503	$ 2,137,594

Interest rate yield on loans	4.18%	4.24%	4.95%
Interest rate yield on securities	3.93%	4.49%	5.88%
Interest rate yield on interest-earning assets	3.89%	4.24%	5.07%
Interest rate expense on deposits	1.46%	1.61%	1.77%
Interest rate expense on borrowings	2.26%	2.52%	2.64%
Interest rate expense on interest-bearing liabilities	1.55%	1.72%	1.90%
Interest rate spread	2.34%	2.52%	3.17%
Net interest margin	2.39%	2.55%	3.31%

Other operating income / Average assets	2.59%	1.26%	1.01%
Other operating expense / Average assets	5.50%	3.31%	3.00%
Efficiency ratio (other operating expense / revenue before provision)	114.94%	94.63%	74.04%
Return on average assets	(5.94%)	(10.60%)	(5.20%)
Return on average equity	(1087.30%)	(318.64%)	(87.36%)
Average equity / Average assets	0.55%	3.33%	5.96%

Tier 1 leverage	(0.91%)	0.55%	5.68%
Tier 1 risk-based capital	(1.23%)	0.73%	6.86%
Total risk-based capital	(1.23%)	1.46%	10.29%

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
	As of / For the Quarters Ended			As of / For the Twelve Months Ended
NONPERFORMING ASSETS	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Loans on nonaccrual status	$ 325,068	$ 290,937	$ 167,506	$ 325,068	$ 167,506
Loans more than 90 days delinquent, still on accrual	4,818	997	6,908	4,818	6,908
Total nonperforming loans	329,886	291,934	174,414	329,886	174,414
Real estate owned (OREO)/Repossessed assets	63,765	48,924	35,238	63,765	35,238
Total nonperforming assets	$ 393,651	$ 340,858	$ 209,652	$ 393,651	$ 209,652
Total nonperforming assets/Total assets	20.49%	16.96%	9.98%	20.49%	9.98%

CHANGE IN THE ALLOWANCE FOR LOAN LOSSES	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Balance, beginning of period	$ 66,065	$ 69,760	$ 42,349	$ 49,461	$ 34,720
Provision	22,437	55,892	24,657	115,248	61,741
Recoveries of loans previously charged off	858	909	414	2,721	2,385
Loans charged-off	(13,180)	(60,496)	(17,959)	(91,250)	(49,385)
Net (charge-offs)/recoveries	(12,322)	(59,587)	(17,545)	(88,529)	(47,000)
Balance, end of period	$ 76,180	$ 66,065	$ 49,461	$ 76,180	$ 49,461
Net chargeoffs/Average loans outstanding (annualized)	3.51%	15.80%	2.97%	5.92%	2.97%
Allowance for loan losses/Loans held for investment	5.84%	4.66%	3.16%	5.84%	3.16%

DEPOSITS	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Noninterest-bearing	$ 148,933	$ 153,916	$ 152,522	$ 148,933	$ 152,522
Interest-bearing transaction deposits:
Checking	230,084	226,305	226,696	230,084	226,696
Money Market	312,007	310,633	326,958	312,007	326,958
Savings	43,724	43,064	40,723	43,724	40,723
Total interest-bearing transaction deposits	585,815	580,002	594,377	585,815	594,377
Interest-bearing time deposits	961,642	1,034,888	975,229	961,642	975,229
Total deposits	$ 1,696,390	$ 1,768,806	$ 1,722,128	$ 1,696,390	$ 1,722,128
CONTACT: Mark Severson, CFO
         336.626.8351